   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 4, 1997
                                                      REGISTRATION NO. 333-

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------


                                    FORM S-4

                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                             ----------------------

                            USA WASTE SERVICES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

     DELAWARE                                        4953                            73-1309529
(State or other jurisdiction of          (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)           Classification Code Number)          Identification No.)

                              1001 Fannin Street
                                  Suite 4000
                             Houston, Texas 77002
                                (713) 512-6200
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)


                              Gregory T. Sangalis
                            USA Waste Services, Inc.
                              1001 Fannin Street
                                  Suite 4000
                             Houston, Texas 77002
                                (713) 512-6200
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   Copy to:

                               Marcus A. Watts
                 Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
                          3400 Texas Commerce Tower
                              Houston, Texas 77002
                                (713) 226-1200

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                        CALCULATION OF REGISTRATION FEE
================================================================================

                                            Proposed          Proposed
     Title of                                maximum          maximum
   securities             Amount            offering         aggregate       Amount of
      to be               to be              price            offering     registration
   registered          registered(1)        per share          price            fee
-------------------------------------------------------------------------------------------
Common Stock,      20,000,000 shares     $ 40.03125(1)    $800,625,000     $242,613.63
$.01 par value
===========================================================================================

(1) Calculated in accordance with Rule 457(c) on the basis of the average high and low prices for Common Stock on the New York Stock Exchange on August 1, 1997.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SUCH SECTION 8(A) MAY DETERMINE.
================================================================================

                    SUBJECT TO COMPLETION, AUGUST 4, 1997
PROSPECTUS

                               20,000,000 SHARES

                            USA WASTE SERVICES, INC.

                                  COMMON STOCK

     This Prospectus covers 20,000,000 shares (the "Shares") of the Common Stock, $.01 par value ("Common Stock"), of USA Waste Services, Inc., a Delaware corporation (the "Company" or "USA Waste"), that may be offered and issued by the Company from time to time in connection with the acquisition directly or indirectly by the Company of other businesses or properties or interests therein, and which may be reserved for issuance pursuant to, or offered and issued upon exercise or conversion of, warrants, options, convertible notes, or other similar instruments issued by the Company from time to time in connection with any such acquisitions.

     It is expected that the specific terms of any acquisition involving the issuance of securities covered by this Prospectus will be determined by direct negotiations with the owners or controlling persons of the businesses or properties or interests therein to be acquired by the Company, and that the shares of Common Stock issued will be valued at prices reasonably related to market prices current either at the time the terms of the acquisition are agreed upon or at or about the time of delivery of shares. No underwriting discounts or commissions will be paid, although finder's fees may be paid from time to time with respect to specific acquisitions. Any person receiving any such fees may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

     With the consent of the Company, this Prospectus may also be used by persons who have received or will receive shares of Common Stock covered by this Prospectus and who may wish to sell such shares under circumstances requiring or making desirable its use. See "Outstanding Securities Covered by this Prospectus" for information relating to resales pursuant to this Prospectus of shares of Common Stock issued under this Registration Statement.

     At August 1, 1997, the Company had 161,763,223 shares of Common Stock outstanding. These shares are listed on the New York Stock Exchange, Inc. ("NYSE"). Application will be made to list the Shares offered hereby on the NYSE to the extent that they have not been previously listed. On August 1, 1997, the closing price of the Common Stock on the NYSE was $39.875 per share as published in The Wall Street Journal.

     All expenses of this offering will be paid by the Company. The Company is a Delaware corporation and all references herein to the "Company" or "USA Waste" refer to the Company and its subsidiaries, affiliates and predecessors, unless the context requires otherwise. The executive offices of the Company are located at 1001 Fannin Street, Suite 4000, Houston, Texas 77002. The telephone number is (713) 512-6200.

     SEE "RISK FACTORS" ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK.

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
              THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE COMMISSION OR
                ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                      REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                The date of this Prospectus is            , 1997

     No dealer, salesman, or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholder (as defined below). This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.



                               TABLE OF CONTENTS

Available Information   . . . . . . . . . . . .   2         Risk Factors  . . . . . . . . . . . . . . . . .  5
Incorporation of Certain Information                        Use of Proceeds . . . . . . . . . . . . . . . .  6
 by Reference   . . . . . . . . . . . . . . . .   3         Description of Capital Stock  . . . . . . . . .  7
Outstanding Securities Covered by this                      Price Range of Common Stock and Dividends . . .  9
 Prospectus   . . . . . . . . . . . . . . . . .   3         Manner of Offering by Selling Stockholders  . .  9
The Company . . . . . . . . . . . . . . . . . .   4         Legal Matters   . . . . . . . . . . . . . . . . 11
Recent Developments . . . . . . . . . . . . . .   4         Experts   . . . . . . . . . . . . . . . . . . . 11




                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements, and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048 and Chicago Regional Office, Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission (http://www.sec.gov). In addition, the Company's securities are listed on the New York Stock Exchange, Inc. (the "NYSE") and reports, proxy and information statements, and other information concerning the Company described above may be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

     This Prospectus constitutes part of a Registration Statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to the Company and the Common Stock offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document as filed. Each such statement is qualified in its entirety by such reference. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the offices of the Commission, and copies of such materials may be obtained therefrom at prescribed rates.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM THE CORPORATE SECRETARY, USA WASTE SERVICES, INC., FIRST CITY TOWER, 1001 FANNIN STREET, SUITE 4000, HOUSTON, TEXAS 77002, TELEPHONE NUMBER (713) 512-6200. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY A DATE THAT IS AT LEAST FIVE DAYS PRIOR TO THE DATE ON WHICH THE FINAL INVESTMENT DECISION MUST BE MADE.

     The following documents filed by the Company with the Commission under the Exchange Act (File No. 1-12154) and the Securities Act are incorporated by reference in this Prospectus: (1) its Annual Report on Form 10-K for the fiscal year ended December 31, 1996 as amended by its Annual Report on Form 10-K/A (Amendment No. 1) filed April 30, 1997, (2) its Quarterly Report on Form 10-Q for the three months ended March 31, 1997, (3) its Current Reports on Form 8-K filed January 13, 1997, January 24, 1997, February 6, 1997, February 7, 1997, March 27, 1997 (as amended by its Current Reports on Form 8-K/A filed April 15, 1997, and July 23, 1997) and April 17, 1997, (4) its Joint Proxy Statement and Prospectus, which is part of the Company's Registration Statement on Form S-4 (Registration No. 333-31979) filed on July 24, 1997, as amended by Form S-4/A filed on July 24, 1997; and (5) the description of Common Stock contained in the Company's Registration Statement on Form 8-A dated July 1, 1993, as amended by Form 8-B dated July 13, 1995.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of filing of the Company's Annual Report on Form 10-K referred to above and prior to the termination of the offering described herein shall be deemed to be incorporated by reference and to be a part of this Prospectus from the date of filing of such documents. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including the notes thereto) appearing in the documents incorporated by reference.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus, or in any other subsequently filed document that is also incorporated by reference, modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, on written or oral request of such person, a copy (without exhibits) of any and all information incorporated by reference in this Prospectus. Requests for such copies should be directed to the Corporate Secretary, USA Waste Services, Inc., (i) if by telephone to (713) 512-6200 and
(ii) if by mail to USA Waste Services, Inc., 1001 Fannin Street, Suite 4000, Houston, Texas 77002.


               OUTSTANDING SECURITIES COVERED BY THIS PROSPECTUS

     This Prospectus, as appropriately amended or supplemented, may, with the prior consent of the Company, be used from time to time by persons who have received Shares covered by the Registration Statement in acquisitions of businesses or properties or interests therein by the Company, or their transferees, and who wish to offer and sell such Shares (such persons are herein referred to as the "Selling Stockholders" or a "Selling Stockholder") in transactions in which they and any broker dealer through whom such Shares are sold may be deemed to be underwriters within the meaning of the Securities Act, as more fully described herein. The Company may consent to the use of this Prospectus for a limited period of time by the Selling Stockholders, subject to limitations and conditions that may be varied by agreement between the Company and the Selling Stockholders. Resales of such shares may be made on the NYSE, in the over-the-counter market, in private transactions, or pursuant to underwriting agreements. See "Manner of Offering by Selling Stockholders."

     The Company will receive none of the proceeds from any such sales. Any commissions paid or concessions allowed to any broker-dealer, and, if any broker-dealer purchases such Shares as principal, any profits received on the resale of such Shares, may be deemed to be underwriting discounts and commissions under the Securities Act. Printing, certain legal, filing and other similar expenses of this offering will be paid by the Company. Selling Stockholders will bear all other expenses of this offering, including brokerage fees, any underwriting discounts or commissions.

     Selling Stockholders may also offer shares of Common Stock issued in past and future acquisitions by means of prospectuses under other available registration statements or pursuant to exemptions from the registration requirements of the Securities Act, including sales which meet the requirements of Rule 145(d) under the Securities Act, and Selling Stockholders should seek the advice of their own counsel with respect to the legal requirements for such sales.

      There presently are no arrangements or understandings, formal or informal, pertaining to the distribution of any of the Shares by Selling Stockholders. See "Manner of Offering by Selling Stockholders."


                                  THE COMPANY

     USA Waste is the third largest integrated nonhazardous solid waste management company in North America, as measured by 1996 revenues, and serves municipal, commercial, industrial and residential customers in 35 states in the United States, Canada, Puerto Rico and Mexico. USA Waste's solid waste management services include collection, transfer and disposal operations and, to a lesser extent, recycling and certain other waste management services. USA Waste owns or operates 121 landfills, 83 transfer stations and 243 collection companies and serves more than two million municipal, commercial, industrial and residential customers. The principal executive offices of USA Waste are located at 1001 Fannin Street, Suite 4000, Houston, Texas 77002 and the telephone number is (713) 512-6200. The "Company" and "USA Waste" refer to USA Waste Services, Inc. and its subsidiaries and predecessors, unless otherwise indicated or the context requires otherwise.

     The Company intends to continue to capitalize on the consolidation in the solid waste management industry. Key elements of the Company's strategy include (i) increasing productivity and operating efficiencies in existing and acquired operations, (ii) increasing revenues and enhancing profitability through tuck-in acquisitions and (iii) expanding into new markets through acquisitions. The Company seeks to become the low cost operator in each of its markets by increasing productivity and operating efficiencies through implementation of uniform administrative systems, consolidation of collection routes, improvement of equipment utilization, and increases in employee productivity through incentive compensation and training programs. The Company regularly pursues opportunities to expand its services through the acquisition of additional solid waste management businesses and operations that can be effectively integrated with the Company's existing operations, and pursues acquisitions in new markets where the Company believes it can strengthen its overall competitive position as a national provider of integrated solid waste management services.

     Additional information concerning the Company's business, assets, management, results of operations, and other matters is included in the Company's reports filed under the Exchange Act and the Securities Act that are incorporated by reference in this Prospectus, including the Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended by its Annual Report on Form 10-K/A (Amendment No. 1) filed April 30, 1997, and the Joint Proxy Statement and Prospectus dated July 24, 1997. See "Incorporation of Certain Information by Reference."



                              RECENT DEVELOPMENTS

     USA Waste has entered into a definitive merger agreement with United Waste Systems, Inc. ("United"). United is the sixth largest provider of integrated, nonhazardous solid waste management services in the United States, as measured by 1996 revenues. United owns or operates 39 landfills, 80 collection companies and 78 transfer stations, and serves approximately 950,000 customers in 24 states. A Joint Proxy Statement and Prospectus has been distributed to stockholders of both USA Waste and United for their approval of the merger, and the merger is expected to close in the third quarter of 1997.

                                  RISK FACTORS

     In addition to the other information set forth in this Prospectus, the following factors should be considered by prospective investors when evaluating an investment in the Common Stock of the Company.

FORWARD-LOOKING STATEMENTS MAY NOT PROVE ACCURATE

     When used or incorporated by reference in this Prospectus, the words "anticipate," "estimate," "project" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.

     Among the key factors that have a direct bearing on the Company's ability to attain its goals are the level and nature of competition from other waste companies, evaluation of the current regulatory environment and the costs associated with such regulations, the availability of attractive acquisition opportunities, successful integration of acquired businesses, improvement of operating efficiencies, availability of working capital, ability to maintain margins and the management of costs in a changing regulatory environment. The Company has also made certain assumptions relating to the outcome of various commercial, legal and regulatory proceedings relating to the Company's operations and the industry generally. These and other risk factors are discussed below.


NO ASSURANCE OF SUCCESSFUL MANAGEMENT AND MAINTENANCE OF GROWTH

     The Company has experienced rapid growth, primarily through acquisitions. The Company's financial results and prospects depend in large part on its ability to successfully manage and improve the operating efficiencies and productivity of these acquired operations. In particular, there can be no assurance that the Company will be able to successfully integrate the operations of United if the proposed merger with United is consummated. See "Recent Developments." Whether the anticipated benefits of the acquired operations are ultimately achieved will depend on a number of factors, including the ability of the Company to achieve administrative cost savings, rationalization of collection routes, geographic and other efficiencies resulting from access to more landfills, insurance and bonding cost reductions, lower cost of capital and general economies of scale and the ability of the Company to retain municipal contracts and generally to capitalize on its combined asset base and strategic position.

     Moreover, the ability of USA Waste to continue to grow will depend on a number of factors, including competition from other waste management companies, availability of satisfactory acquisition opportunities, availability of capital, ability to maintain margins and the management of costs in a changing regulatory environment. There can be no assurance that USA Waste will be able to continue to expand and successfully manage its growth.

RISKS ASSOCIATED WITH ACQUISITIONS, INCLUDING LEGAL MATTERS AND POTENTIAL DILUTION OF OWNERSHIP INTERESTS OF EXISTING STOCKHOLDERS.

     USA Waste regularly pursues opportunities to expand through acquisitions. USA Waste plans to continue to seek acquisitions that complement its services, broaden its customer base and improve its operating efficiencies. USA Waste's acquisition strategy involves certain potential risks associated with assessing, acquiring and integrating the operations of acquired companies and potential risks associated with pre-existing liabilities of acquired companies. Among the risks associated with acquisitions is the risk that the acquired company has engaged in or is alleged to have engaged in conduct prior to the date of acquisition that becomes the subject of civil or criminal legal action after such date. Although USA Waste generally has been successful in implementing its acquisition strategy, there can be no assurance that attractive acquisition opportunities will continue to be available, that USA Waste will have access to the capital required to finance potential acquisitions on satisfactory terms, or that any businesses acquired will prove profitable. Future acquisitions may result in the incurrence of additional indebtedness or the issuance of additional equity securities which could dilute the ownership interests of existing stockholders.

INTERNATIONAL EXPANSION

     A significant portion of USA Waste's operations are conducted in Canada. USA Waste's operations in foreign countries, including Canada, generally are subject to a number of risks inherent in any business operating in foreign countries, including political, social and economic instability, general strikes, nationalization of assets, currency restrictions and exchange rate fluctuations, nullification, modification or renegotiation of contracts, and governmental regulation, all of which are beyond the control of USA Waste. No prediction can be made as to how existing or future foreign governmental regulations in any jurisdiction may affect USA Waste in particular or the solid waste management industry in general.

NEED FOR CAPITAL; DEBT FINANCING

     USA Waste expects to require additional capital from time to time to pursue its acquisition strategy and to fund internal growth. A portion of the Company's future capital requirements may be provided through future debt incurrences or issuances of equity securities. There can be no assurance that USA Waste will be successful in obtaining additional capital through such debt incurrences or issuances of additional equity securities.

     USA Waste has historically used variable rate debt under revolving bank credit arrangements as one method of financing its rapid growth. Although recent financings by USA Waste have reduced the amount of variable rate debt currently outstanding, USA Waste intends to continue to use variable rate debt together with fixed rate financings. To the extent that variable interest rates tend to fluctuate as general interest rates change, an increase in interest rates could have an adverse effect on the Company's earnings in the future.

PROFITABILITY MAY BE AFFECTED BY FACTORS BEYOND USA WASTE'S CONTROL, INCLUDING COMPETITION

     The waste management industry is highly competitive and requires substantial capital resources. The industry consists of several large national waste management companies as well as numerous local and regional companies of varying sizes and financial resources. USA Waste competes with numerous waste management companies, some of which have significantly larger operations and greater resources than USA Waste. USA Waste also competes with those counties and municipalities that maintain their own waste collection and disposal operations. These counties and municipalities may have financial advantages due to the availability to them of tax revenues and tax exempt financing. In addition, competitors may reduce the price of their services in an effort to expand sales volume or to win competitively bid municipal contracts. Profitability may also be affected by the increasing national emphasis on recycling, composting, incineration, and other waste reduction programs that could reduce the volume of solid waste collected or deposited in landfills.

CAPITALIZED EXPENDITURES

     In accordance with generally accepted accounting principles, USA Waste capitalizes certain expenditures and advances relating to its acquisitions, pending acquisitions and landfill development and expansion projects. Indirect acquisition costs, such as executive salaries, general corporate overhead, public affairs and other corporate services, are expensed as incurred. USA Waste's policy is to charge against earnings any unamortized capitalized expenditures and advances (net of any portion thereof that USA Waste estimates will be recoverable, through sale or otherwise) relating to any operation that is permanently shut down, any pending acquisition that is not consummated, and any landfill development or expansion project that is not successfully completed. There can be no assurance that the Company in future periods will not be required to incur a charge against earnings in accordance with such policy, which charge, depending upon the magnitude thereof, could have a material adverse effect on the Company's results of operations, financial condition and cash flows.

POTENTIAL ADVERSE EFFECT OF GOVERNMENT REGULATION

     USA Waste's operations are subject to and substantially affected by federal, state and local laws, regulations, orders and permits, which govern environmental protection, health and safety, zoning and other matters. These regulations may impose restrictions on operations that could adversely affect the Company's results, such as limitations on the expansion of disposal facilities, limitations on or the banning of disposal of out-of-state waste or certain categories of waste or mandates regarding the disposal of solid waste. In particular, USA Waste is subject to extensive and evolving environmental and land use laws and regulations, which have become increasingly stringent. These laws and regulations affect USA Waste's businesses in a variety of ways. In order to develop and operate a landfill or other solid waste management facility, it is necessary to obtain and maintain in effect various facility permits and other governmental approvals, including those related to zoning, environmental and land use. These permit approvals may be time consuming and costly to obtain and may be subject to community opposition by various local elected officials or citizens, regulatory delays, subsequent modifications and other uncertainties. There can be no assurance that the Company will be successful in obtaining and maintaining in effect permits and approvals required for the successful operation and growth of its business, including permits and approvals required for the development of additional disposal capacity needed to replace existing capacity that is exhausted. The design, operation and closure of landfills are also subject to extensive federal and state regulations. These regulations could also require the Company to undertake investigatory or remedial activities, to curtail operations or to close a landfill temporarily or permanently. Furthermore, future changes in these regulations may require the Company to modify, supplement, or replace equipment or facilities at costs which could be substantial.

POTENTIAL ENVIRONMENTAL LIABILITY AND LIMITED INSURANCE COVERAGE

     The Company may be subject to liability for environmental damage that its landfills, transfer stations and collection operations may have caused or may cause nearby landowners, particularly as a result of the contamination of drinking water sources or soil, including damage resulting from conditions existing prior to the acquisition of such assets or operations. Liability may also arise from any off-site environmental contamination caused by pollutants or hazardous substances, the transportation, treatment or disposal of which was arranged for by USA Waste, or its predecessor owners of operations or assets acquired by such companies. Any substantial liability for environmental damage could have a material adverse effect on the Company's results of operations and financial condition.

     In the ordinary course of its business, USA Waste may become involved in a variety of legal and administrative proceedings relating to land use and environmental laws and regulations. These may include proceedings by federal, state or local agencies seeking to impose civil or criminal penalties on the Company for violations of such laws and regulations, or to impose liability on USA Waste under federal or state statutes, or to revoke, or deny renewal of a permit; actions brought by citizens' groups, adjacent landowners or governmental entities opposing the issuance of a permit or approval to USA Waste or alleging violations of the permits pursuant to which USA Waste operates or laws or regulations to which USA Waste is subject; and actions seeking to impose liability on USA Waste for any environmental damage at their owned or operated facilities (or at facilities formerly owned by USA Waste or its predecessors) or damage that those facilities or other properties may have caused to adjacent landowners or others, including groundwater or soil contamination. The adverse outcome of one or more of these proceedings could have a material adverse effect on the Company's results of operations, financial condition and cash flows.

     During the ordinary course of its operations, USA Waste has from time to time received, and it may in the future receive, citations or notices from governmental authorities that its operations are not in compliance with its permits or certain applicable environmental or land use laws and regulations. USA Waste generally seeks to work with the authorities to resolve the issues raised by such citations or notices. There can be no assurance, however, that the Company will always be successful in this regard.

     USA Waste's insurance for environmental liability is very limited because USA Waste believes that the cost for such insurance is high relative to the coverage it would provide. Due to the limited nature of such insurance coverage for environmental liability, if USA Waste were to incur liability for environmental damage, such liability could have a material adverse effect on the Company's results of operations, financial condition and cash flows.

ALTERNATIVES TO LANDFILL DISPOSAL

     Alternatives to landfill disposal, such as recycling and composting, are increasingly being used. In addition, in certain of USA Waste's markets, incineration is an alternative to landfill disposal. There also has been an increasing trend at the state and local levels to mandate recycling and waste reduction at the source and to prohibit the disposal of certain types of wastes, such as yard wastes, at landfills. These developments may result in the volume of waste going to landfills being reduced in certain areas, which may affect the Company's ability to operate its landfills at full capacity and the prices that can be charged for landfill disposal services.

NO DIVIDENDS

     USA Waste has never declared or paid cash dividends on its Common Stock. USA Waste currently expects to retain its earnings for its business and does not anticipate paying dividends on its Common Stock at any time in the foreseeable future. The decision whether to apply legally available funds to the payment of dividends on the Common Stock will be made by the Company's Board of Directors from time to time in the exercise of its business judgment. See "Market Price Data."

POTENTIAL EFFECT OF CERTAIN ANTI-TAKEOVER PROVISIONS

     Certain provisions of the Company's Restated Certificate of Incorporation and By-laws may have the effect of making more difficult an acquisition of the Company in a transaction that is not approved by the Company's Board of Directors. For example, the Company's Board of Directors is given the power to issue up to 10,000,000 shares of Preferred Stock of the Company in one or more series, and to fix the rights and preferences as to any such series, without further authorization of the holders of Common Stock. In addition, the Company's Board of Directors is divided into three classes, each of which serves for a staggered three-year term, making it more difficult for a third party to gain control of the Company's Board of Directors. These provisions generally are designed to permit the Company to develop its businesses and foster its long-term growth without the disruption caused by the threat of a takeover not deemed by the Company's Board of Directors to be in the best interests of the Company and its stockholders. They may also have the effect of discouraging a third party from making a tender offer or otherwise attempting to gain control of the Company even though such an attempt might be economically beneficial to the Company and its stockholders.

                                USE OF PROCEEDS

     This Prospectus relates to shares of Common Stock of the Company that may be offered and issued by the Company from time to time in connection with the acquisition of other businesses and properties and interests therein, and upon exercise or conversion of warrants, options, convertible notes, or other similar instruments issued by the Company from time to time in connection with any such acquisition. Other than the businesses or properties acquired, there usually will be no proceeds to the Company from these offerings. However, in situations where the Company issues warrants or options to purchase Common Stock in connection with an acquisition, any proceeds received by the Company upon the exercise of such warrants or options will be used for general corporate purposes. When this Prospectus is used by a Selling Stockholder in a public reoffering or resale of Common Stock acquired pursuant to this Prospectus, the Company will not receive any proceeds from such sale by the Selling Stockholder.

                          DESCRIPTION OF CAPITAL STOCK

     The Company is authorized to issue 300,000,000 shares of Common Stock, par value $0.01 per share, of which 161,763,223 shares were outstanding at August 1, 1997. The Company is also authorized to issue 10,000,000 shares of Preferred Stock, $.01 par value (the "Preferred Stock"), none of which are outstanding.

COMMON STOCK

     Each holder of Common Stock is entitled to one vote per share held of record on each matter submitted to shareholders. Cumulative voting for the election of directors is not permitted, and the holders of a majority of shares voting for the election of directors can elect all members of the Board of Directors.

     Subject to the rights of any holders of Preferred Stock, holders of record of shares of Common Stock are entitled to receive ratably dividends when and if declared by the Board of Directors out of funds of the Company legally available therefor. In the event of a voluntary or involuntary winding up or dissolution, liquidation or partial liquidation of the Company, holders of Common Stock are entitled to participate ratably in any distribution of the assets of the Company, subject to any prior rights of holders of any outstanding Preferred Stock.

     Holders of Common Stock have no conversion, redemption or preemptive rights. All outstanding shares of Common Stock are, and the Shares offered hereby will be, upon issuance and sale, validly issued, fully paid, and nonassessable.

PREFERRED STOCK

     The Board of Directors is authorized, without further approval of the stockholders, to issue the Preferred Stock in series and with respect to each series, to fix its designations, relative rights (including voting, dividend, conversion, sinking fund, and redemption rights), preferences (including with respect to dividends and upon liquidation), privileges, and limitations. The Board of Directors of the Company, without stockholder approval, may issue Preferred Stock with voting and conversion rights, both of which could adversely affect the voting power of the holders of Common Stock, and dividend or liquidation preferences that would restrict Common Stock dividends or adversely affect the assets available for distribution to holders of shares of Common Stock upon the Company's dissolution.

AUTHORIZED BUT UNISSUED SHARES

     Authorized but unissued shares of Common Stock or Preferred Stock can be reserved for issuance by the Board of Directors from time to time without further stockholder action for proper corporate purposes, including stock dividends or stock splits, raising equity capital and structuring future corporate transactions, including acquisitions.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Boston EquiServe, L.P., Boston, Massachusetts.

DELAWARE ANTI-TAKEOVER LAW

     Section 203 of the Delaware General Corporation Law ("Section 203") generally provides that a person who, together with affiliates and associates owns, or within three years did own, at least 15% but less than 85% of the outstanding voting stock of a corporation subject to the statute (an "Interested Stockholder") may not engage in certain business combinations with the corporation for a period of three years after the date on which the person became an Interested Stockholder unless (i) prior to such date, the corporation's board of directors approved either the business combination or the transaction in which the stockholder became an Interested Stockholder or (ii) subsequent to such date, the business combination is approved by the corporation's board of directors and authorized at a stockholders' meeting by a vote of at least two-thirds of the corporation's outstanding voting stock not owned by the Interested Stockholder. Section 203 defines the term "business combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder, including mergers, asset sales, and other transactions in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders.

     The provisions of Section 203, combined with the Board of Directors' authority to issue Preferred Stock without further stockholder action, could delay or frustrate a change in control of the Company. The provisions also could discourage, impede or prevent a merger, tender offer or proxy contest, even if such event would be favorable to the interests of stockholders. The Company's stockholders, by adopting an amendment to the Restated Certificate of Incorporation, may elect not to be governed by Section 203 which election would be effective 12 months after such adoption. Neither the Company's Restated Certificate of Incorporation nor its Bylaws exclude the Company from the restrictions imposed by Section 203.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Under Delaware law, a corporation may include provisions in its certificate of incorporation that will relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, except under certain circumstances, including a breach of the directors's duty of loyalty, acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of law, the approval of an improper payment of a dividend or an improper purchase by the corporation of stock or any transaction from which the director derived an improper personal benefit. The Company's Restated Certificate of Incorporation provides that the Company's directors are not liable to the Company or its stockholders for monetary damages for breach of their fiduciary duty, subject to the described exceptions specified by Delaware law.

    Section 145 of the Delaware General Corporation Law grants to the Company the power to indemnify each officer and director of the Company against liabilities and expenses incurred by reason of the fact that he is or was an officer or director of the Company if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The By-laws of the Company provide for indemnification of each officer and director of the Company to the fullest extent permitted by Delaware law.

    Section 145 of the Delaware General Corporation Law also empowers the Company to purchase and maintain insurance on behalf of any person who is or was an officer or director of the Company against liability asserted against or incurred by him in any such capacity, whether or not the Company would have the power to indemnify such officer or director against such liability under the provisions of Section 145. The Company has purchased and maintains a directors' and officers' liability policy for such purposes.

    The Company has entered into Indemnification Agreements with each of its directors and executive officers. Such Indemnification Agreements provide that such persons (the "Indemnitees") will be indemnified and held harmless from all expenses, including (without limitation) reasonable fees and expenses of counsel, and all liabilities, including (without limitation) the amount of any judgments, fines, penalties, excise taxes and amounts paid in settlement, actually incurred by an Indemnitee with respect to any threatened, pending or completed claim, action (including any action by or in the right of the Company), suit or proceeding (whether formal or informal, or civil, criminal, administrative, legislative, arbitrative or investigative) in respect of which such Indemnitee is, was or at any time becomes, or is threatened to be made, a party, witness, subject or target, by reason of the fact that such Indemnitee is or was a director, officer, agent or fiduciary of the Company or serving at the request of the Company as a director, officer, employee, fiduciary or representative or another enterprise. Such Indemnification Agreements also provide that the Company, if requested to do so by an Indemnitee, will advance to such Indemnitee, prior to final disposition of any proceeding, the expenses actually incurred by the Indemnitee subject to the obligation of the Indemnitee to refund if it is ultimately determined that such Indemnitee was not entitled to indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or person controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     The Common Stock is traded on the NYSE under the symbol "UW." The following table sets forth the range of high and low per share closing sale prices for the Common Stock for the calendar quarters indicated as reported on the NYSE Composite Tape.

                                                      HIGH      LOW
                                                     ------    -----
1995
     First Quarter  . . . . . . . . . . . . . . .     $12.50    $10.00

     Second Quarter   . . . . . . . . . . . . . .      16.63     11.50

     Third Quarter    . . . . . . . . . . . . . .      22.00     14.63

     Fourth Quarter   . . . . . . . . . . . . . .      22.50     17.00


1996
     First Quarter  . . . . . . . . . . . . . . .     $25.63    $17.25

     Second Quarter . . . . . . . . . . . . . . .      32.63     24.00

     Third Quarter  . . . . . . . . . . . . . . .      34.13     22.75

     Fourth Quarter . . . . . . . . . . . . . . .      34.25     28.63


1997
     First Quarter  . . . . . . . . . . . . . . .     $38.88    $28.63

     Second Quarter . . . . . . . . . . . . . . .      39.12     29.50

     Third Quarter  (through August 1, 1997). . .      41.75     38.00

     According to the Company's transfer agent, on August 1, 1997, there were 3,615 holders of record of the Company's Common Stock.

     USA Waste has never declared or paid cash dividends on its Common Stock. USA Waste currently expects to retain its earnings for its business and does not anticipate paying dividends on its Common Stock at any time in the foreseeable future. The decision whether to apply legally available funds to the payment of dividends on USA Waste Common Stock will be made by the USA Waste Board of Directors from time to time in the exercise of its business judgment.

                   MANNER OF OFFERING BY SELLING SHAREHOLDERS

     This Prospectus, as appropriately amended or supplemented, may, with the consent of the Company, be used from time to time by a Selling Stockholder, or its transferees, to offer and sell the Shares in transactions in which the Selling Stockholder and any broker-dealer through whom any of the Shares are sold may be deemed to be underwriters within the meaning of the Securities Act. The Company will receive none of the proceeds from any such sales. There presently are no arrangements or understandings, formal or informal, pertaining to the distribution of the Shares.

     Agreements with Selling Stockholders permitting use of this Prospectus may provide that any such offering be effected in an orderly manner through securities dealers, acting as broker or dealer, selected by the Company; that Selling Stockholders enter into custody agreements with one or more banks with respect to such shares; and that sales be made only by one or more of the methods described in this Prospectus, as appropriately supplemented or amended when required.

     The Company anticipates that resales of the Shares by a Selling Stockholder may be effected from time to time on the open market in ordinary brokerage transactions on the NYSE, or such other security exchange on which the Common Stock may be listed, in the over-the-counter market, or in private transactions (which may involve crosses and block transactions). The Shares will be offered for sale at market prices prevailing at the time of sale or at negotiated prices and on terms to be determined when the agreement to sell is made or at the time of sale, as the case may be. The Shares may be offered directly, through agents designated from time to time, or through brokers or dealers. A member firm of the NYSE may be engaged to act as the Selling Stockholder's agent in the sale of the Shares by the Selling Stockholder and/or may acquire Shares as principal. Broker-dealers participating in such transactions as agent may receive commissions from the Selling Stockholder (and, if they act as agent for the purchaser of such Shares, from such purchaser), such commissions computed in appropriate cases in accordance with the applicable rules of the NYSE, which commissions may be at negotiated rates where permissible.

     Participating broker-dealers may agree with the Selling Stockholder to sell a specified number of shares at a stipulated price per share and, to the extent such broker-dealer is unable to do so acting as agent for the Selling Stockholder to purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to the Selling Stockholder. In addition or alternatively, shares may be sold by the Selling Stockholder, and/or by or through other broker-dealers in special offerings, exchange distributions, or secondary distributions pursuant to and in compliance with the governing rules of the NYSE, and in connection therewith commissions in excess of the customary commission prescribed by the rules of the NYSE may be paid to participating broker-dealers, or, in the case of certain secondary distributions, a discount or concession from the offering price may be allowed to participating broker-dealers in excess of such customary commission. Broker-dealers who acquire shares as principal may thereafter resell such Shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described in the preceding two sentences) on the NYSE or such other security exchange on which the Common Stock may be listed, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive commissions from the purchasers of such shares.

     Upon the Company's being notified by the Selling Stockholder that a particular offer to sell the Shares is made, a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, or secondary distribution, or any block trade has taken place, to the extent required, a supplement to this Prospectus will be delivered together with this Prospectus and filed pursuant to Rule 424(b) under the Securities Act setting forth with respect to such offer or trade the terms of the offer or trade; including (i) the name of each Selling Stockholder, (ii) the number of Shares involved, (iii) the price at which the Shares were sold, (iv) any participating brokers, dealers, agents or member firm involved, (v) any discounts, commissions and other items paid as compensation from, and the resulting net proceeds to, the Selling Stockholder,
(vi) that such broker-dealers did not conduct any investigation to verify the information set out in this Prospectus, and (vii) other facts material to the transaction.

     Shares may be sold directly by the Selling Stockholder or through agents designated by the Selling Stockholder from time to time. Unless otherwise indicated in the a supplement to this Prospectus, any such agent will be acting on a best efforts basis for the period of its appointment.

     The Selling Stockholder and any brokers, dealers, agents, member firm or others that participate with the Selling Stockholder in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions or fees received by such persons and any profit on the resale of the Shares purchased by such person may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Company may agree to indemnify the Selling Stockholder as an underwriter under the Securities Act against certain liabilities, including liabilities arising under the Securities Act. Agents may be entitled under agreements entered into with the Selling Stockholder to indemnification against certain civil liabilities, including liabilities under the Securities Act.

     The Selling Stockholder will be subject to the applicable provisions of the Exchange Act, and the rules and regulations thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales of any of the Common Stock by the Selling Stockholder. All of the foregoing may affect the marketability of the Common Stock.

     The Company will pay substantially all the expenses incident to this offering of the Common Stock by the Selling Stockholder to the public other than brokerage fees, commissions and discounts of underwriters, dealers or agents.

     In order to comply with certain states' securities laws, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.


                                 LEGAL MATTERS

     Certain legal matters in connection with the Shares have been passed upon for the Company by Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., Houston, Texas.

                                    EXPERTS

     The consolidated balance sheets of USA Waste as of December 31, 1996 and 1995 and the consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

===================================        ==================================


                                                    20,000,000 SHARES



                                                      USA WASTE
                                                     SERVICES, INC.





                                                      COMMON STOCK




                                                       ----------
                                                       PROSPECTUS
                                                       ----------




                                                    AUGUST __, 1997

===================================        ==================================

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Under Delaware law, a corporation may include provisions in its certificate of incorporation that will relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, except under certain circumstances, including a breach of the directors's duty of loyalty, acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of law, the approval of an improper payment of a dividend or an improper purchase by the corporation of stock or any transaction from which the director derived an improper personal benefit. The Company's Restated Certificate of Incorporation provides that the Company's directors are not liable to the Company or its stockholders for monetary damages for breach of their fiduciary duty, subject to the described exceptions specified by Delaware law.

    Section 145 of the Delaware General Corporation Law grants to the Company the power to indemnify each officer and director of the Company against liabilities and expenses incurred by reason of the fact that he is or was an officer or director of the Company if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The By-laws of the Company provide for indemnification of each officer and director of the Company to the fullest extent permitted by Delaware law.

    Section 145 of the Delaware General Corporation Law also empowers the Company to purchase and maintain insurance on behalf of any person who is or was an officer or director of the Company against liability asserted against or incurred by him in any such capacity, whether or not the Company would have the power to indemnify such officer or director against such liability under the provisions of Section 145. The Company has purchased and maintains a directors' and officers' liability policy for such purposes.

    The Company has entered into Indemnification Agreements with each of its directors and executive officers. Such Indemnification Agreements provide that such persons (the "Indemnitees") will be indemnified and held harmless from all expenses, including (without limitation) reasonable fees and expenses of counsel, and all liabilities, including (without limitation) the amount of any judgments, fines, penalties, excise taxes and amounts paid in settlement, actually incurred by an Indemnitee with respect to any threatened, pending or completed claim, action (including any action by or in the right of the Company), suit or proceeding (whether formal or informal, or civil, criminal, administrative, legislative, arbitrative or investigative) in respect of which such Indemnitee is, was or at any time becomes, or is threatened to be made, a party, witness, subject or target, by reason of the fact that such Indemnitee is or was a director, officer, agent or fiduciary of the Company or serving at the request of the Company as a director, officer, employee, fiduciary or representative or another enterprise. Such Indemnification Agreements also provide that the Company, if requested to do so by an Indemnitee, will advance to such Indemnitee, prior to final disposition of any proceeding, the expenses actually incurred by the Indemnitee subject to the obligation of the Indemnitee to refund if it is ultimately determined that such Indemnitee was not entitled to indemnification.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

        4.1      -  Form of Indenture for Senior Debt Securities (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-3 (File No. 333-32471)).

        4.2      -  Subordinated Indenture, dated as of February 1, 1997,
                    between USA Waste Services, Inc. and Texas Commerce Bank National Association (incorporated by reference to Exhibit
                    4.1 to the Company's Current Report on Form 8-K
                    (File No. 1-12154) filed with the Commission on February 7, 1997).

        4.3      -  Form of Debt Securities (incorporated by reference to
                    Exhibit 4.3 to the Company's Registration Statement on Form S-3 (File No. 333-32471)).

        4.4      -  Restated Certificate of Incorporation of the Company
                    (incorporated by reference to Exhibit 3.1 to Post-Effective Amendment No. 1 to the Company's Registration Statement on Form S-4 (File No. 33-60103)).

        4.5      -  Amendment to Restated Certificate of Incorporation of the
                    Company (incorporated by reference to Exhibit 3.1(a) to the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1996).

        4.6      -  Conformed Copy of Restated Certificate of Incorporation as
                    amended of the Company (incorporated by reference to Exhibit 3.1(b) to the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1996).

        4.7      -  Bylaws of the Company (incorporated by reference to Exhibit
                    3.2 to Post-Effective Amendment No. 1 to the Company's Registration Statement on Form S-4 (File No. 33-60103)).

        4.8      -  Specimen Common Stock Certificate (incorporated by
                    reference to Exhibit 4.3 to the Company's Registration Statement on Form S-3 (File No. 33-76224)).

    *   5.1      -  Opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.

       23.1      -  Consent of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
                    [Contained in Exhibit 5.1].

    *  23.2      -  Consent of Coopers & Lybrand L.L.P.

    *  23.3      -  Consent of Coopers & Lybrand, Chartered Accountants.

    *  23.4      -  Consent of Ernst & Young LLP.

       24        -  Power of Attorney [Included on Page II-5].

-------------------------
*        Filed herewith.

ITEM 22.  UNDERTAKINGS.

         (a)     The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

                          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraph (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim or indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registrations statement through the date of responding to the request.

         (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON THE 4TH DAY OF AUGUST, 1997.


                                      USA Waste Services, Inc.



                                      By:  JOHN E. DRURY
                                         ---------------------------------------
                                           John E. Drury,
                                           Chairman of the Board and
                                           Chief Executive Officer

                            USA WASTE SERVICES, INC.

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John E. Drury, Earl E. DeFrates and Gregory T. Sangalis and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act and any and all amendments (including, without limitation, post-effective amendments and any amendment or amendments or additional registration statements filed pursuant to Rule 462 under the Securities Act increasing the amount of securities for which registration is being sought) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in statements, notices or other documents necessary or advisable to comply with the applicable state securities laws, and to file the same, together with other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON AUGUST 4, 1997.


                     Signature                                              Title
                     ---------                                              -----
JOHN E. DRURY                            Chairman of the Board and Chief Executive
-------------------------------------    Officer (Principal executive officer)
John E. Drury


RODNEY R. PROTO                          President, Chief Operating Officer and Director
-------------------------------------
Rodney R. Proto


EARL E. DEFRATES                         Executive Vice President and Chief Financial Officer
-------------------------------------    (Principal financial officer)
Earl E. DeFrates


BRUCE E. SNYDER                          Vice President and  Chief Accounting Officer
-------------------------------------    (Principal accounting officer)
Bruce E. Snyder


RALPH F. COX                             Director
-------------------------------------
Ralph F. Cox


RICHARD J. HECKMANN                      Director
-------------------------------------
Richard J. Heckmann


LARRY J. MARTIN                          Director
-------------------------------------
Larry J. Martin


WILLIAM E. MOFFETT                       Director
-------------------------------------
William E. Moffett


DONALD F. MOOREHEAD, JR.                 Director
-------------------------------------
Donald F. Moorehead, Jr.


ALEXANDER W. RANGOS                      Director
-------------------------------------
Alexander W. Rangos


JOHN G. RANGOS, SR.                      Director
-------------------------------------
John G. Rangos, Sr.


KOSTI SHIRVANIAN                         Director
-------------------------------------
Kosti Shirvanian


DAVID SUTHERLAND-YOEST                   Director
-------------------------------------
David Sutherland-Yoest


SAVEY TUFENKIAN                          Director
-------------------------------------
Savey Tufenkian


                                 Exhibit Index

          4.1 - Form of Indenture for Senior Debt Securities (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-3 (File No. 333-32471)).

          4.2 - Subordinated Indenture, dated as of February 1, 1997, between USA Waste Services, Inc. and Texas Commerce Bank National Association (incorporated by reference to Exhibit
                    4.1 to the Company's Current Report on Form 8-K
                    (File No. 1-12154) filed with the Commission on February 7, 1997).

          4.3    -  Form of Debt Securities (incorporated by reference to
                    Exhibit 4.3 to the Company's Registration Statement on Form S-3 (File No. 333-32471)).

          4.4 - Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to Post-Effective Amendment No. 1 to the Company's Registration Statement on Form S-4 (File No. 33-60103)).

          4.5 - Amendment to Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1(a) to the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1996).

          4.6 - Conformed Copy of Restated Certificate of Incorporation as amended of the Company (incorporated by reference to Exhibit 3.1(b) to the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1996).

          4.7    -  Bylaws of the Company (incorporated by reference to Exhibit
                    3.2 to Post-Effective Amendment No. 1 to the Company's Registration Statement on Form S-4 (File No. 33-60103)).

          4.8 - Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-3 (File No. 33-76224)).

     *    5.1    -  Opinion of Liddell, Sapp, Zivley, Hill & LaBoon,
                    L.L.P.

         23.1    -  Consent of Liddell, Sapp, Zivley, Hill & LaBoon,
                    L.L.P. [Contained in Exhibit 5.1].

     *   23.2    -  Consent of Coopers & Lybrand L.L.P.

     *   23.3    -  Consent of Coopers & Lybrand, Chartered Accountants.

     *   23.4    -  Consent of Ernst & Young LLP.

         24      -  Power of Attorney [Included on Page II-5].

  ----------------
     *   Filed herewith.